Exhibit 99.1
ProPetro Announces Preliminary Fourth Quarter 2018 Financial and Operational Results and Timing of Full Earnings Release and Conference Call
MIDLAND, TX, January 22, 2019 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced select preliminary financial and operational highlights for the fourth quarter of 2018.
Preliminary Fourth Quarter 2018 Results

•	Total revenue of $421 million to $426 million.

•	Costs of services, exclusive of depreciation and amortization, of $299 million to $304 million.

•	General and administrative costs, exclusive of stock-based compensation and other non-recurring items, of $12 million to $14 million.

•	Active hydraulic horsepower (“HHP”) deployed during the period and at quarter end was 905,000 HHP, or 20 fleets.

These preliminary results are subject to the completion of the customary quarterly and year-end closing and review process.
Outlook
Dale Redman, Chief Executive Officer, commented, “We are very proud of the way our team finished what was the most successful and transformational year in our company’s history. We are fortunate to serve a best in class customer base that continues to innovate and lead in the Permian Basin. Our long-term business model of close collaboration with our customers to help drive their success has served us well through industry cycles and times of transitory market volatility and we will continue with our proven approach. During the fourth quarter of 2018 we experienced higher than expected activity levels as well as improved efficiencies leading to strong financial performance. Continued high levels of utilization for our legacy fleet complemented by the recent closing of our transaction with Pioneer Natural Resources and initiation of the service agreement to meet their long-term needs has resulted in a good start to 2019. We look forward to further serving the needs of our customers as we improve and build upon our differentiated business model.”
Full Earnings Release Date and Conference Call Information
ProPetro will issue its full year and fourth quarter 2018 earnings release on Tuesday, February 26, 2019 after the close of trading. The Company will also host a conference call at 8:00 AM Central Time on Wednesday, February 27, 2019 to discuss financial and operating results for the full year and fourth quarter of 2018 and recent developments. This call will also be webcast on ProPetro’s website at www.propetroservices.com.  To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10126663.
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com

Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com

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